EXHIBIT 10.9

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of August 25, 2005 (the “Agreement”), is by and among Precision-LOR, Ltd., a Texas limited partnership (the “Partnership”), Sonny Bond, an individual (“SB”), Cindy Bond (“CB”), Bison Energy Partners, Ltd., a Texas limited partnership (“Bison”), and Turbeco, Inc., a Texas corporation (“Turbeco”).

W I T N E S S E T H:

WHEREAS, Turbeco desires to purchase substantially all of the assets of the Partnership;

WHEREAS, SB, CB and Bison (the “Limited Partners”) own substantially all of the issued and outstanding limited partnership interests in the Partnership and thus would derive a substantial benefit from the consummation of the purchase transaction contemplated herein;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
THE PURCHASE

Section 1.1.    Purchase. On and subject to the terms and conditions of this Agreement, at the Closing, Turbeco will purchase from the Partnership, and the Partnership will sell to Turbeco, the following assets, rights, properties, and interests of the Partnership (the “Acquired Assets”):

(a)    The machinery, office equipment, tools, shop equipment, computers, office supplies, vehicles, furnishings and fixtures, and other items of tangible personal property of the Partnership, including specifically but not limited to the items described on Schedule 1.1(a) (the “Tangible Personal Property”);

(b)    The leasehold rights of the Partnership with respect to the items of personal property which are described on Schedule 1.1(b) (the “Leased Assets”);

(c)    The rights of the Partnership under the Operating Agreements (as defined in Section 3.15;

(d)    All of the customer lists, customer files (including credit applications and reports, credit histories and applicable terms and conditions) books, records, ledgers, files, documents, correspondence, plans, studies, and drawings of the Partnership; and

(e)    All of the goodwill of the Partnership and all of the rights of the Partnership to use the tradename “Precision-LOR” or any similar name (subject to the permitted use in Section 5.8 below) (the “Tradename”).

Section 1.2.    Excluded Assets.  Notwithstanding the foregoing, the Acquired Assets shall not include the assets listed on Schedule 1.2.

Section 1.3.    Purchase Price for Acquired Assets.  As consideration for the sale to it of the Acquired Assets, Turbeco shall:

(a)    Pay an aggregate cash payment at Closing in the amount of $3,700,000 (the “Cash Payment”), allocated among the Limited Partners as indicated on Schedule 1.3(a); and

(b)    Cause Flotek Industries, Inc. (“Flotek”) to issue to CB, SB, and the owners of Bison, as additional purchase price for the Acquired Assets, an aggregate number of shares (the “Flotek Shares”) of the common stock of Flotek, .0001 par value per share (the “Flotek Common Stock”) determined by dividing $1,150,000 by the Share Value. The Flotek Shares shall be allocated as indicated on Schedule 1.3(b). For purposes herein, the term “Share Value” shall mean the value of the Flotek Shares based on the average for the twenty business days that precede the Closing Date (notwithstanding the Effective Time) of daily closing trading prices of the Flotek Common Stock on the American Stock Exchange.

Section 1.4.    Assumption of Liabilities. Turbeco has not and will not assume from the Partnership any liability or obligation.

Section 1.5.    Allocation. The parties will allocate for all purposes (including, but not limited to, financial accounting and tax purposes) the purchase price of the Acquired Assets as indicated on Schedule 1.5.

Section 1.6.    Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Purchase Transaction”) shall take place at the offices of the attorneys for Turbeco in Houston, Texas as promptly as practicable (but in any event within five business days) following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Turbeco and the Partnership shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing will be effective on September 1, 2005 (the “Effective Time”).

Section 1.7.    Transfer Documents. At the Closing, each of the parties hereto will perform such acts and deliver such documents as are required pursuant to the terms hereof to be delivered at Closing, including but not limited to:

(a)    the Partnership and the Limited Partners shall:

(i)    execute, acknowledge and deliver to Turbeco all deeds, bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance, sale, transfer and assignment as shall be required to vest effectively in Turbeco good and indefeasible title in and to the Acquired Assets, free and clear of all liens or encumbrances, including specifically, but not by way of limitation, an assignment and bill of sale in the form of Exhibit 1.7 (the “Assignment”).

(ii)    deliver or cause to be delivered to Turbeco possession of all of the Acquired Assets capable of being physically delivered as contemplated in Section 1.10.

(iii)    deliver the executed Agreements Not To Compete and Employment Agreements (as defined in Section 5.2).

(b)    Turbeco shall:

(i)    deliver to the Partnership the Cash Payment, in the form of bank checks or wire transfers;

(ii)    execute and deliver the Assignment; and

(iii)    cause the Flotek Shares to be issued as provided in Schedule 1.3(b).

Section 1.8.    Property Taxes. Any general property tax assessed against or pertaining to the Acquired Assets for the taxable period that includes the date of the Closing shall be prorated between Turbeco and the Partnership.

Section 1.9    Allocation of Revenue.

(a)    The Partnership hereby confirms that it is its practice to (i) generate a delivery ticket (“Delivery Ticket”) at the time it delivers to its customers any downhole rental equipment (“Equipment”), (ii) quote on the Delivery Ticket the rental charge which will be due upon the use of the Equipment by the customer (“Rental Charges”), and (iii) invoice customers for Rental Charges only after the customer has used and returned the Equipment to the Partnership.

(b)    Subject to Subsection (c) hereof, Rental Charges with respect to Equipment which (i) have been invoiced pursuant to the practice described above prior to the Closing or (ii) Rental Charges on Equipment that has been returned but have not be invoiced prior to the Closing and which may be invoiced pursuant to the practice described above, shall be considered revenue attributable to periods prior to the Effective Time and shall be owned and be collected by the Partnership. All other Rental Charges with respect to the Acquired Assets shall be considered revenue of Turbeco and shall be owned and collected by Turbeco.

(c)    All compensation payable by customers for “lost in the hole” or damaged Equipment shall be payable to Turbeco and not the Partnership. Turbeco shall be solely responsible for any expense to repair or replace any Equipment which is located at the premises of a customer at the time of Closing pursuant to a Delivery Ticket.

(d)    To compensate the Partnership for its agreement pursuant to this Section, Turbeco shall pay the Partnership at the Closing an amount equal to one-half of the aggregate Rental Charges quoted on the Delivery Tickets which are outstanding as of Closing with respect to the Equipment which is in the possession of customers as of the time of Closing.

(e)    After Closing, the Partnership and Turbeco shall provide to each other upon request such accounting and financial information as shall be required to confirm compliance by the parties with this Section.

(f)    Without limiting in any respect Article IV of this Agreement, prior to the Closing the Partnership shall deliver Equipment to customers, accept the return of Equipment from customers, quote Rental Changes on the Delivery Tickets, and invoice customers for Rental Charges only in the ordinary course of business consistent with past practice.

ARTICLE II
REPRESENTATIONS AND
WARRANTIES OF TURBECO

Turbeco represents and warrants to the Partnership and the Limited Partners as follows:

Section 2.1.    Organization and Qualification. Turbeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 2.2.    Authority; Non-Contravention; Approvals.

(a)    Turbeco has full corporate power and authority to execute and deliver this Agreement to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of Turbeco and Flotek, and no other corporate proceedings on the part of Turbeco or Flotek are necessary to authorize the execution and delivery of this Agreement or the consummation by Turbeco of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Turbeco, and, assuming the due authorization, execution and delivery hereof by the Partnership and the Limited Partners, constitutes a valid and legally binding agreement of Turbeco enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

(b)    The execution and delivery of this Agreement by Turbeco and the consummation by Turbeco of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Turbeco under any of the terms, conditions or provisions of (i) the charter or bylaw of Turbeco, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Turbeco or any of its properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Turbeco is now a party or by which Turbeco or any of its properties or assets may be bound or affected.

Section 2.3.    Flotek Shares. The Flotek Shares have been duly authorized and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or other similar right. Flotek has previously made available or delivered to the Partnership and its shareholders copies of the Form 10-KSB filed by it with the Securities and Exchange Commission (the “SEC”) with respect to the year ended December 31, 2004 and its quarterly report filed with the SEC on Forms 10-QSB for the periods ending March 31, 2005 and June 30, 2005 (“Flotek SEC Reports”). As of their respective dates, the Flotek SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Flotek has not made any other representation regarding the Flotek Shares. The Flotek Shares will be restricted stock which will not be tradable on the open market under the applicable securities laws. If the holder of any of the Flotek Shares proposes to consummate a sale of any of the Flotek Shares which is permitted pursuant to SEC Rule 144, then within 15 days of the receipt by Flotek of appropriate confirmation that the proposed sale will comply with Rule 144, Turbeco agrees that Flotek shall, provide an opinion letter of counsel to the effect that the sale is permitted under Rule 144.

Section 2.4    Brokers and Finders. Turbeco has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Turbeco to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by Turbeco of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE PARTNERSHIP AND THE LIMITED PARTNERS

The Partnership and the Limited Partners jointly and severally represent and warrant to Turbeco that:

Section 3.1.    Organization and Qualification. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Partnership is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of the Partnership’s organizational documents, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Turbeco.

Section 3.2.    The General and Limited Partners. The sole general partner of the Partnership is Precision-LOR Management GP, L.L.C., a Texas limited liability company (the “General Partner”). The General Partner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The General Partner and the Limited Partners are all of the partners in the Partnership. No other person holds any ownership interest with respect to the Partnership.

Section 3.3.    Other Entities. The Partnership does not own stock or other ownership interests in any other entity.

Section 3.4.    Authority; Non-Contravention; Approvals.

(a)    The Partnership has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the General Partner and the Limited Partners in their capacity as partners of the Partnership, and no other actions on the part of the Partnership are necessary to authorize the execution and delivery of this Agreement or the consummation by the Partnership of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the Limited Partners, and, assuming the due authorization, execution and delivery hereof by Turbeco, constitutes a valid and legally binding agreement of the Partnership and the Limited Partners, enforceable against the Partnership and the Limited Partners in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

(b)    Except as set forth in the disclosure schedule attached to this Agreement (the “Disclosure Schedule”), the execution and delivery of this Agreement by the Partnership and the Limited Partners and the consummation by the Partnership and the Limited Partners of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Partnership under any of the terms, conditions or provisions of (i) the organizational documents of the Partnership, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Partnership or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, or any Operating Agreement to which the Partnership is now a party or by which the Partnership or any of its properties or assets may be bound or affected.

Section 3.5.    Financial Statements. The Partnership has furnished Turbeco with a balance sheet of the Partnership as of December 31, 2003 and December 31, 2004, and the related statement of income for the calendar years then ended (including the notes thereto) and a balance sheet of the Partnership as of July 31, 2005, and the related statement of income for the seven month period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and are accurate and complete and fairly present the financial condition and result of operations of the Partnership.

Section 3.6.    Absence of Undisclosed Liabilities. Except as disclosed in the Disclosure Schedule, the Partnership has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities or obligations (a) which are provided for in the Financial Statements or reflected in the notes thereto, (b) which were incurred after July 31, 2005, and were incurred in the ordinary course of business and consistent with past practices, or (c) liabilities or obligations under this Agreement.

Section 3.7.    Absence of Certain Changes or Events. Except as disclosed in the Disclosure Schedule, since July 31, 2005, the business of the Partnership has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. Specifically, but not by way of limitation, since July 31, 2005, the Partnership has not engaged in or been subject to any of the actions described in Section 4.1. "Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Partnership, as applicable, taken as a whole.

Section 3.8.    Tangible Assets. The Tangible Personal Property and the Leased Assets constitute all of the tangible property necessary for the conduct by the Partnership of its business as now conducted. The Partnership has good and indefeasible title to the Tangible Personal Property, free and clear of all mortgages, liens, pledges, charges, or encumbrance of any nature whatsoever, except as indicated on the Disclosure Schedule. All of the Tangible Personal Property and the Leased Assets are in good, serviceable condition and fit for the particular purposes for which they are used in the business of the Partnership, subject only to normal maintenance requirements and wear and tear reasonably expected in the ordinary course of business.

Section 3.9.    Employee Benefits. The Disclosure Schedule contains a complete list of “employee welfare plans” (as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) currently maintained by the Partnership or any person or trade or business under common control with the Partnership, or in which active or former employees of the Partnership (collectively, the “Affected Employees”) currently participate (which plans are hereinafter referred to as “Welfare Plans”). The Disclosure Schedule also contains a complete list of “employee pension benefit plans” as that term is defined in Section 3(2) of ERISA maintained by the Partnership or any person or trade or business under common control with the Partnership, or in which any such entity currently contributes or is required to contribute or in which Affected Employees currently participate (which plans are hereinafter referred to as “Pension Plans”). Neither the Partnership nor any of the Affected Employees participate or ever participated in any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA). The Welfare Plans and Pension Plans, and any other plans of the type described in the first two sentences of this Section previously applicable at any time to the Partnership, are collectively referred to as the “Partnership Plans”. Each Partnership Plan is or was in compliance with the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code. None of the Pension Plans has incurred any “accumulated funding deficiency” (as defined in Section 412(a) of the Code). The Partnership has not incurred any liability to the Pension Benefit Guaranty Corporation under Section 4062, 4063 or 4064 of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan. The Disclosure Schedule describes all bonuses and other compensation which will be payable to any of the employees of the Partnership as a result of the consummation of the Purchase Transaction, and any obligation to pay severance payments.

Section 3.10.   Litigation. Except as described in the Disclosure Schedule, there are no claims, suits, actions, or proceedings pending or, to the Knowledge of the Partnership, threatened against or relating to the Partnership, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as described in the Disclosure Schedule, the Partnership is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. For purposes of this Agreement, "Knowledge" means the actual knowledge after reasonable inquiry of officers of the Partnership.

Section 3.11.   No Violation of Law. The Partnership is not in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority. Except as disclosed in the Disclosure Schedule, as of the date of this Agreement, to the Knowledge of the Partnership, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The governmental permits or licenses of the Partnership (the “Permits”) are sufficient for the Partnership to conduct its business in the manner currently conducted, and the Partnership is not in violation of the terms thereof. The Partnership is not in violation of the terms of any of its Permits and is not required to possess any other permit, license, franchise, variance, exemption, order or other governmental authorization, consent or approval.

Section 3.12.    Labor Matters. The Disclosure Schedule sets forth a list of each of the employees of the Partnership, and a description of the salaries and other compensation payable to such individuals. Except as set forth in the Disclosure Schedule, (a) there are no material controversies pending or, to the Knowledge of the Partnership, threatened between the Partnership on the one hand and any of its employees on the other, (b) the Partnership is not a party to a collective bargaining agreement of other labor union contract applicable to persons employed by the Partnership, nor does the Partnership have any Knowledge of any activities or proceedings of any labor union to organize any such employees, (c) the Partnership is not a party to any written agreement, memorandum, or understanding with respect to the employment of any individual, and (d) neither the Partnership or the Limited Partners are aware of any intention of any employee to terminate his or her employment with the Partnership, either as a result of the Purchase Transaction or otherwise.

Section 3.13.    Customer Relationships. The Disclosure Schedule lists all of the material customers of the Partnership. Except as set forth in the Disclosure Schedule, there has not been (a) any adverse change in the business relationship of the Partnership with any customer; or (b) any change in any term (including credit terms) of the agreements with any such customer. The Partnership has not received any customer complaints concerning its products and services.

Section 3.14.    Environmental Matters. Except as set forth in the Disclosure Schedule:

(a)    no notice, demand, request for information, citation, summons or order has been received, no complaint has been served, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Partnership, is threatened by any governmental entity or other person relating to or arising out of any environmental law;

(b)    the Partnership is and has been in compliance with all Environmental Laws and environmental permits; and

(c)    there are no liabilities of or relating to the Partnership of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any environmental law and there are no facts, conditions, situations or set of circumstances which could reasonable be expected to result in or be the basis for any such liability.

Section 3.15.    Material Contracts. The Disclosure Schedule lists all agreements, leases, commitments, contracts, undertakings or understandings, to which the Partnership is a party, including but not limited to service agreements, manufacturing agreements, purchase or sale agreements, supply agreements, distribution or distributor agreements, real estate leases, purchase orders, license agreements, customer orders and equipment rental agreements (the "Operating Agreements"). Each Operating Agreement is a valid, binding and enforceable agreement of the Partnership and, to the Knowledge of the Partnership, the other parties thereto. There has not occurred any breach or default under any Operating Agreement on the part of the Partnership or, to the Knowledge of the Partnership, any other parties thereto. No event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Operating Agreement on the part of the Partnership, or, to the Knowledge of the Partnership, any of the other parties thereto. There is no dispute between the parties to any Operating Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Operating Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Operating Agreement.

Section 3.16.    Brokers and Finders. The Partnership has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Partnership or the Limited Partners to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by the Partnership or the Limited Partners of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 3.17.    Disclosure. No representation or warranty of the Partnership or the Limited Partners set forth hereunder or in the schedules attached hereto or in any certificate delivered pursuant to Section 6.3(a) contains any untrue statement of the material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE CLOSING

Section 4.1.    Conduct of Business of the Partnership. Prior to the Effective Time, the Partnership shall operate its business in, and only in, the usual, regular and ordinary course of business in substantially the same manner as operated on the date of this Agreement. Each Limited Partner will assure that the Partnership complies with the requirements of this Section. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Partnership will not:

(a)    Sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets other than inventory in the ordinary course of business consistent with past practice;

(b)    Adopt, amend or terminate any Partnership Plan;

(c)    Amend or terminate any Operating Agreement;

(d)    Enter into or modify any employment or severance agreement with any director, officer, or employee, or agree to increase the compensation of any officer, director or employee; and/or

(e)    Incur any indebtedness other than indebtedness incurred in the ordinary course of business.

Section 4.2.    Business Organization. Prior to the Effective Time, the Partnership and the Limited Partners shall use their respective best efforts to (a) preserve intact the business organization of the Partnership, (b) keep available the services of the officers and employees of the Partnership, (c) preserve the goodwill of the Partnership, (d) maintain and keep the properties and assets of the Partnership in as good a repair and condition as presently exists, and (e) maintain in full force and effect its insurance coverage of the Partnership.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1.    Cooperation. The Partnership shall afford to Turbeco and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, personnel, representatives of or contacts with governmental or regulatory authorities, agencies or bodies, commitments, and records (including, but not limited to, tax returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Partnership can facilitate or control) and, such parties as its representatives may reasonably request. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Partnership or with the performance of any of the employees of the Partnership. No investigation pursuant to this Section shall affect any representation or warranty made by any party. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement,

Section 5.2.    Other Agreements. At the Closing, (a) each Limited Partner shall execute and deliver agreements not to compete substantially identical to the form attached hereto as Exhibit 5.2(a) (the “Agreements Not To Compete”) (which, with respect to Bison, shall also be executed by R.M. Rayburn, Sr., and Larry J. Karambis, its limited partners), and (b) SB and CB shall execute and deliver to Turbeco employment agreements in the form attached hereto as Exhibit 5.2(b) (the “Employment Agreements”).

Section 5.3.    Further Assurances. The Limited Partners and the Partnership shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Turbeco such assignments or other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel of Turbeco, as shall be necessary to vest in Turbeco all of the right, title and interest in and to the assets of the Partnership, in each case free and clear of all liens, charges, encumbrances, rights of others, mortgages, pledges or security interests, and any other document reasonably requested by Turbeco in connection with this Agreement.

Section 5.4.    Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, regardless of whether the Closing occurs.

Section 5.5.    Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

Section 5.6.    Notification of Certain Matters. Each of the parties agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Effective Time and (b) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 5.7.    Employee Matters.

(a)    Effective immediately following the Closing, Turbeco shall offer employment to all of the employees of the Partnership, each of which who accepts a position shall hereinafter be referred to as a “Affected Employee” and shall become an employee of Turbeco, terminable at will. In order to facilitate the foregoing, the Partnership shall, effective immediately following the Closing, terminate the employment of all employees of the Partnership and take all appropriate steps necessary to comply with applicable law in connection with the termination of such employees.

(b)    Notwithstanding anything to the contrary contained in this Section, the parties acknowledge and agree that they do not intend to create any third-party beneficiary rights respecting any employee of the Partnership as a result of the provisions hereof and specifically hereby negate any intention to so create any third-party beneficiary rights.

(c)    With respect to employees, who accept employment with Turbeco, the Partnership will remain responsible for medical expenses covered under their plans actually incurred prior to the Effective Time and Turbeco will be responsible for all other medical expenses incurred on or after the Closing to the extent covered under their plans without the application of any waiting period for coverage generally applicable to newly hired employees. The Partnership shall make available, at such Affected Employee’s expense, medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to the Affected Employees to the extent required by applicable law. The Partnership and Turbeco shall cooperate and coordinate with each other to provide continuity of health, hospitalization, life, travel and accident insurance coverage for the Affected Employees. The cost of insurance coverage for the Affected Employees from and after the Effective Time shall be borne by Turbeco.

(d)    Turbeco and the Partnership shall complete and furnish to each other any other employee data as shall be reasonably required from time to time for each party to perform and fulfill its obligations under this Section 5.7.

(e)    The Partnership agrees that it shall be solely responsible for all liability, costs and expenses (including attorneys’ fees) for all employment claims (collectively, the “Employment Claims”) by any employee or former employee of the Partnership which accrued prior to the Effective Time relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by employees of the Partnership. Turbeco agrees that it shall be responsible for all Employment Claims by any Affected Employee who accepts employment with Turbeco which accrued after the Effective Time relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by the Affected Employees. The Disclosure Schedule sets forth a brief description of any known Employment Claims that have been filed or may be filed after the date hereof arising out of conditions, actions or events that occurred before the Effective Time.

Section 5.8    The Tradename. The Partnership will not use the Tradename after the Closing other than to collect receivables attributable to periods prior to Closing, or to file tax returns required to be filed under that name by any governmental entity. The Partnership will change its name to a name dissimilar to the Tradename within 90 days of Closing.

Section 5.9    Customer Approval. The Partnership shall use its best efforts to obtain prior to Closing any customer consents required with respect to the Closing pursuant to any Operating Agreements.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1.    Conditions to Obligation of the Partnership to Effect the Purchase Transaction. Unless waived by the Partnership, the obligation of the Partnership to effect the Purchase Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following additional condition:

(a)    Turbeco shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Turbeco contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Partnership shall have received a certificate executed on behalf of Turbeco by the President or a Vice President of Turbeco and on behalf of Turbeco by the Chief Executive Officer of Turbeco to that effect; and

Section 6.2.    Conditions to Obligations of Turbeco to Effect the Purchase Transaction. Unless waived by Turbeco, the obligations of Turbeco to effect the Purchase Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)    the Partnership and the Limited Partners shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their respective agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Partnership and the Limited Partners contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Turbeco shall have received a certificate executed on behalf of the Partnership by the President and Chief Executive Officer of the Partnership to that effect;

(b)    since July 31, 2005, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect;

(c)    Turbeco shall have received the amount of debt and equity financing reasonably required to consummate the Purchase Transaction, from parties and pursuant to terms acceptable to Turbeco, in its sole and absolute discretion; and

(d)    SB and CB shall have agreed to be employed by Turbeco subsequent to the Closing, pursuant to terms acceptable to Turbeco, in its absolute discretion.

ARTICLE VII
INDEMNIFICATION

Section 7.1.    Indemnification of Turbeco. The Limited Partners and the Partnership shall jointly and severally indemnify Turbeco and its officers, directors, employees and agents against, and hold each of them harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys' fees) ("Indemnified Amounts") incurred by the indemnified party as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of the Partnership or the Limited Partners in this Agreement, (b) any violation or breach by the Partnership or the Limited Partners of or default by the Partnership or the Limited Partners under the terms of this Agreement, and/or (c) any event or occurrence relating to the business of the Partnership occurring prior to the Effective Time. The indemnified party shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section.

Section 7.2.    Indemnification of the General Partner, the Limited Partners and the Partnership. Turbeco shall indemnify the General Partner, the Limited Partners and the Partnership against, and hold each of them harmless from and against, any and all Indemnified Amounts incurred by the Limited Partners or the Partnership as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Turbeco in this Agreement, and/or (b) any violation or breach by Turbeco of or default by Turbeco under the terms of this Agreement. The indemnified party shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of his rights under this Section.

Section 7.3.    Procedure. The defense of any claim, action, suit, proceeding or investigation subject to indemnification under this Article shall be conducted by the indemnifying party. If the indemnifying party fails to conduct such defense, the indemnified parties may retain counsel satisfactory to them and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any indemnified party wishing to claim indemnification under this Article VII, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the indemnifying party (but the failure so to notify a party shall not relieve such party from any liability which it may have under this Article VII except to the extent such failure materially prejudices such party). If the indemnifying party is responsible for the attorneys’ fees of the indemnified parties, then the indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

Section 7.4.    Express Negligence Rule. The indemnification obligations under this Article VII shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence of the indemnified party. The rights of the parties to indemnification under this Article VII shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a)    the Partnership shall have the right to terminate this Agreement:

(i)    if the representations and warranties of Turbeco shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of the subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to Turbeco by the Partnership;

(ii)    if the Purchase Transaction is not completed by December 31, 2005 (provided that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to the Partnership if the failure of the Partnership to fulfill any obligation to Turbeco under or in connection with this Agreement has been the cause of or resulted in the failure of the Purchase Transaction to occur on or before such date); or

(iii)    if Turbeco (A) fails to perform in any material respects any of its covenants (or in all respects in the case of any covenant containing any materiality qualification) in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after written notice of such default is given to Turbeco by the Partnership.

(b)    Turbeco shall have the right to terminate this Agreement:

(i)    if the representations and warranties of the Partnership shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to the Partnership by Turbeco;

(ii)    if the Purchase Transaction is not completed by December 31, 2005 (provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Turbeco if the failure of Turbeco to fulfill any obligation to the Partnership under or in connection with this Agreement has been the cause of or resulted in the failure of the Purchase Transaction to occur on or before such date); or

(iii)    if the Partnership or the Limited Partners (A) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of their covenants in this Agreement and (B) do not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after notice of such default is given to the Partnership by Turbeco.

Section 8.2.    Effect of Termination. In the event of termination of this Agreement by either Turbeco or the Partnership pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of the Partnership, Turbeco, or its respective officers or directors, or the Limited Partners to perform any covenant or provision of this Agreement which otherwise would be required to be performed after the date of termination (except as set forth in this Section 8.2 and in Sections 5.4 and 8.9, all of which shall survive the termination). Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

Section 8.3.    Remedies. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it or he may be entitled at law or equity.

Section 8.4.    Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given: (i) when delivered personally during a business day to the appropriate location described below or telefaxed to the telefax number indicated below, or (ii) five (5) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed:

If to Turbeco:	7030 Empire Central Drive
Houston, Texas 77040
Telefax No. (713) 466-8386

With a copy to:	Casey W. Doherty
Doherty & Doherty LLP
1717 St. James Place, Suite 520
Houston, Texas 77056
Telefax No. (713) 572-1001

If to the Partnership or	Attention: R.M. Rayburn, Sr.
the Limited Partners:	12941 North Freeway
Suite 520
Houston Texas 77060
Telefax No: 281-873-2409

With a copy to:	Keith M. Remels
Pollicoff, Smith & Remels, LLP
2118 Smith Street
Houston, Texas 77002
Telefax No. 713-622-6866

Section 8.5.    Successors. This Agreement shall be binding upon each of the parties upon their execution, and inure to the benefit of the parties hereto and their successors and assigns.

Section 8.6.    Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument.

Section 8.7.    Section Headings. The section headings used herein are descriptive only and shall have no legal force or effect whatsoever. Except to the extent the context specifically indicates otherwise, all references to articles and sections refer to articles and sections of this Agreement, and all references to the exhibits and schedules refer to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.

Section 8.8.    Gender. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural and conversely.

Section 8.9.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, U.S.A., applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of law principles thereof.

Section 8.10.   Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

Section 8.11.   Waiver. Any waiver by either party to be enforceable must be in writing and no waiver by either party shall constitute a continuing waiver.

Section 8.12.   Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

THE PARTNERSHIP:

PRECISION-LOR, LTD., a Texas limited partnership

By:	Precision-LOR Management GP, LLC a Texas limited liability company General Partner of Precision-LOR, Ltd.

By:	Bison Energy Partners, Ltd. a Texas limited partnership (in its capacity as Sole Member of Precision-LOR Management GP, L.L.C.)

By:	Bison Energy Partners GP, LLC a Nevada limited liability company General Partner of Bison Energy Partners, Ltd.

By:	/s/ R. M. Rayburn, Sr.
R. M. Rayburn, Sr. Member and Manager of Bison Energy Partners GP, LLC

By:	/s/ Larry J. Karambis
Larry J. Karambis Member and Manager of Bison Energy Partners GP, LLC

TURBECO:

TURBECO, INC., a Texas corporation

By:	/s/ Jerry D. Dumas, Sr.
Jerry D. Dumas, Sr., President

THE LIMITED PARTNERS:

By:	/s/ Sonny Bond
Sonny Bond

By:	/s/ Cindy Bond
Cindy Bond

BISON ENERGY PARTNERS, LTD. a Texas Limited Partnership (in its capacity as a limited partner of Precision-LOR, Ltd.)

By:	Bison Energy Partners GP, LLC a Nevada limited liability company General Partner of Bison Energy Partners, Ltd.

By:	/s/R. M. Rayburn, Sr.
R. M. Rayburn, Sr. Member and Manager of Bison Energy Partners GP, LLC

/s/ Larry J. Karambis
Larry J. Karambis Member and Manager of Bison Energy Partners GP, LLC